Exhibit 99.1

JETBLUE AIRWAYS REPORTS AUGUST TRAFFIC

New York, NY (September 13, 2016) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for August 2016. Traffic in August increased 6.2 percent from August 2015, on a capacity increase of 5.7 percent.

Load factor for August 2016 was 87.4 percent, an increase of 0.4 points from August 2015. JetBlue’s preliminary completion factor was 98.7 percent and its on-time (1) performance was 73.0 percent. JetBlue’s preliminary revenue per available seat mile (RASM) for the month of August decreased approximately five and a half percent year over year. For the third quarter of 2016, RASM is expected to decrease between three and four percent year over year.

JETBLUE AIRWAYS TRAFFIC RESULTS

	August 2016	August 2015	% Change
Revenue passenger miles (000)	4,211,755	3,966,602	6.2%
Available seat miles (000)	4,820,083	4,558,901	5.7%
Load factor	87.4%	87.0%	0.4 pts.
Revenue passengers	3,505,253	3,283,266	6.8%
Departures	30,162	28,903	4.4%
Average stage length (miles)	1,097	1,104	-0.6%

	Y-T-D 2016	Y-T-D 2015	% Change
Revenue passenger miles (000)	31,001,452	28,058,840	10.5%
Available seat miles (000)	36,296,137	32,810,570	10.6%
Load factor	85.4%	85.5%	-0.1 pts.
Revenue passengers	25,812,859	23,555,460	9.6%
Departures	226,751	211,404	7.3%
Average stage length (miles)	1,103	1,095	0.7%
(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 35 million customers a year to 97 cities in the U.S., Caribbean, and Latin America with an average of 925 daily flights. For more information please visit jetblue.com.

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com